Exhibit 5.1

Robson Court, 1000-840 Howe Street
Vancouver, BC, Canada V6Z 2M1
T: 604.687.2242
F: 604.643.1200
www.millerthomson.com

November 5, 2010

Kodiak Oil & Gas Corp.

1625 Broadway, Suite 250

Denver, Colorado 80202

Re:                             Kodiak Oil & Gas Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of (i) common shares, no par value, of the Company (the “Common Shares”), (ii) senior or subordinated debt securities (the “Debt Securities”) and (iii) warrants to purchase Common Shares (the “Warrants”) (collectively, the “Securities”). The aggregate initial offering price of the Securities that may be offered and sold by the Company pursuant to the Registration Statement, to which this opinion is an exhibit, will not exceed US $250,000,000.

The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Securities”) issued pursuant to an indenture to be entered into (the “Senior Indenture”) between the Company and a trustee to be identified therein, or subordinated debt securities (the “Subordinated Securities”) issued pursuant to an indenture to be entered into (the “Subordinated Indenture”) between the Company and a trustee to be identified therein.

We have examined the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

Vancouver	Toronto	Calgary	Edmonton	London	Kitchener-Waterloo	Guelph	Markham	Montréal

Affiliations Worldwide

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein. Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.                                       The Senior Indenture will, when approved by the board of directors of the Company (the “Board”), be duly authorized by all necessary corporate action on the part of the Company.

2.                                       The Senior Securities will, when authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Senior Securities have been duly established and approved by the Board and such Senior Securities are issued and delivered in accordance with the terms of the Senior Indenture against payment therefor, such Senior Securities will be validly issued.

3.                                       The Subordinated Indenture will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

4.                                       The Subordinated Securities will, when authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Subordinated Securities have been duly established and approved by the Board and such Subordinated Securities are issued and delivered in accordance with the terms of the Subordinated Indenture against payment therefor, such Subordinated Securities will be validly issued. The Common Shares will, when approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

6.                                       The Common Shares issuable upon conversion of or exchange for any Debt Security or upon exercise of any Warrant will, when approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the Debt Security or the Warrant against payment therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

7.                                       The Warrants and any applicable Warrant Agreement will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Certain partners of Miller Thomson LLP own 15,000 common shares in the capital of the Company.

If you have any questions concerning the foregoing please contact the writer.

Yours truly,

“Miller Thomson LLP”